Exhibit n.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Independent Registered Public Accounting Firm" and to the use of our report dated March 31, 2015, with respect to the financial statements of Katonah 2007-I CLO Ltd. included in Amendment No. 3 of the Registration Statement (Form N-2 No. 333-187570) and related Prospectus of KCAP Financial, Inc.

/s/ Ernst & Young LLP

New York, New York

August 7, 2015